Exhibit 99

News Release

For Immediate Release August 4, 2009	Contact: Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2009 SECOND QUARTER RESULTS

•	COMMENTS ON REVENUE AND ATTENDANCE TRENDS THROUGH JULY

SANDUSKY, OHIO, August 4, 2009 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results through the second quarter ended June 28, 2009 and provided attendance and revenue trends through July.

Cedar Fair generated net revenues of $264.1 million in the second quarter and net income of $7.4 million, or $0.13 per diluted limited partner unit. For the same period last year the Company reported net income of $14.7 million, or $0.26 per diluted limited partner unit, on net revenues of $296.2 million.

Net revenues for the fiscal six months ended June 28, 2009, which included 39 fewer operating days compared with 2008, were $290.6 million and the net loss for the period was $45.9 million, or $0.83 per diluted limited partner unit. This compares with net revenues of $336.6 million and a net loss of $29.1 million, or $0.53 per diluted limited partner unit, for the six-months ended June 29, 2008.

Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, decreased to $32.1 million for the six months ended June 28, 2009 from $52.0 million during the same period last year. See the attached table for a reconciliation of adjusted EBITDA to net income (loss).

As mentioned above, it is important to note the Company’s 2009 operating calendar had 39 fewer operating days during the first six months of the year when compared with the same period a year ago. This will reverse itself during the last half of the operating season as the Company adds 70 operating days, for a total of 31 additional operating days in 2009 when compared with 2008.

“Our performance through the first half of the year has been a challenge for us,” said Dick Kinzel, Cedar Fair’s chairman, president and chief executive officer. “Through the end of the second quarter our parks entertained 6.6 million visitors, average in-park guest per capita spending was $39.50 and out-of-park revenues totaled $36.6

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259            419-627-2233

Cedar Fair Announces 2009 Second Quarter Results

August 4, 2009

million. This compares with attendance of 7.6 million, average in-park guest per capita spending of $40.45 and out-of-park revenues of $40.5 million through the second quarter of 2008.

“The decrease in attendance was the result of a decline in group sales business at most of our parks due to the continued economic uncertainty and spending cuts at corporations and other organizations,” added Kinzel. “First-half results were also impacted by a decline in the number of season passes sold for the year, combined with a reduction in season pass visits due to fewer operating days in the first half. Finally, while weather will typically average itself out over an operating season, we believe early-season results were negatively impacted by poor weather, in particular cooler than normal temperatures at most of our parks.”

Excluding depreciation, amortization and other non-cash expenses, cash operating costs and expenses were $258.5 million for the six-month period ended June 28, 2009 versus $284.6 million for the same period in 2008. The lower operating costs were primarily due to the closure of Star Trek: The Experience in late 2008, as well as the Company’s continued focus on controlling cash operating costs across the parks in the face of decreased revenues. After depreciation, amortization and all other non-cash costs, the operating loss for the period was $15.6 million in 2009 compared with an operating loss of $1.9 million for the same period in 2008.

Interest expense decreased to $59.8 million from $67.1 million a year ago. The decrease in interest expense is attributable to lower interest rates on the Company’s variable-rate debt, along with lower average term-debt borrowings during the period. A credit for taxes of $29.3 million was recorded during the first half of 2009 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership (PTP) taxes. This compares with a $39.5 million credit for taxes for the same period in 2008.

July Operations

Based on preliminary July results, revenues for the first seven months of the year, on a same-park basis (excluding the impact of Star Trek: The Experience which closed in September 2008), were $561.6 million compared with $626.5 million for the same period a year ago, on 4%, or 39 fewer operating days. This is a result of a decrease in attendance to 12.6 million visitors compared with 14.0 million in 2008, a decrease of 1% in average in-park guest per capita spending to $39.80, and a decrease in out-of-park revenues of $7.7 million to $59.6 million, primarily due to declines in hotel occupancy.

Over the past five weeks, revenues were down 9%, or approximately $25.9 million, on a same-park basis. This decrease was largely due to an 8%, or 495,000-visit, decrease in attendance, and a $5.0 million decrease in out-of-park revenues. Over the same five-week period, average in-park guest per capita spending was essentially flat. Although modestly better than trends through the first six months of the year, the revenue

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259            419-627-2233

Cedar Fair Announces 2009 Second Quarter Results

August 4, 2009

shortfall was primarily due to difficult economic conditions and inconsistent weather patterns, in particular cooler than normal temperatures at most of our parks.

Cash and Liquidity

“With respect to liquidity and cash flow, we ended the second quarter of 2009 in sound condition,” added Kinzel. As of June 28, 2009, the Company had $1,671 million of variable-rate debt and $135.8 million in borrowings under its revolving credit facilities. Of the total term debt, $17.2 million is scheduled to mature within the next twelve months. Kinzel also noted that credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, and planned capital expenditures.

“Given the current uncertainty of the credit markets and our need to refinance our debt over the next few years, we continue to look at a wide range of alternatives to address our capital structure and reduce debt levels,” continued Kinzel. “I’m pleased to say we have finalized an agreement with the Vaughan Health Campus of Care in Ontario, Canada for the sale of 87 acres of surplus land near our Canada’s Wonderland park. Net proceeds from the sale of the land will total approximately $50 million and will be used entirely to pay down term debt. We expect the transaction to close during the third quarter of 2009. The reduction of our distribution that we announced in March of this year, along with this transaction, will have a positive impact on our leverage ratio, which in turn should benefit upcoming debt refinancing efforts.

“We knew 2009 would be a challenging year for our operations when compared with our record-breaking results in 2008,” continued Kinzel. “With approximately 40% of our season still ahead of us, we remain focused on adding value to the guest visit through special events and promotions, while also controlling costs. It has been my experience over the years to be careful not to over-react in the short term in ways that could negatively affect the guest experience and the perception of value. While we never like to see a decrease in revenues and cashflow, as long as we remain committed to providing our guests with world-class thrills, fun and family entertainment, in a clean and safe environment, we believe Cedar Fair and our amusement parks will be very successful over the long term.”

The Company will host a conference call with analysts today, August 4, 2009, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, August 4, 2009, until 11:59 p.m. ET, Tuesday, August 18, 2009. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 4116678.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259            419-627-2233

Cedar Fair Announces 2009 Second Quarter Results

August 4, 2009

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259            419-627-2233

Cedar Fair Announces 2009 Second Quarter Results

August 4, 2009

Cedar Fair Entertainment Company

SUMMARY STATEMENTS OF OPERATIONS

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands except per unit)	6/28/09	6/29/08	6/28/09	6/29/08	6/28/09	6/29/08
Net revenues:
Admissions	$150,540	$163,647	$160,863	$181,246	$545,883	$571,905
Food, merchandise and games	96,028	112,156	107,481	129,852	333,546	369,774
Accommodations and other	17,558	20,431	22,248	25,538	70,759	77,917

Total net revenues	264,126	296,234	290,592	336,636	950,188	1,019,596
Cash operating costs and expenses	180,176	194,098	258,509	284,591	614,260	666,663

Adjusted EBITDA (a)	83,950	102,136	32,083	52,045	335,928	352,933
Depreciation and amortization	42,977	44,089	47,191	50,272	122,757	130,924
Loss on impairment of goodwill and other intangibles	—	—	—	—	86,988	—
Loss on impairment / retirement of fixed assets, net	—	3,265	30	3,265	5,190	58,163
Equity-based compensation	296	328	459	458	717	671

Operating income (loss)	40,677	54,454	(15,597)	(1,950)	120,276	163,175
Interest expense	30,909	34,262	59,811	67,063	122,309	142,864
Other (income) expense	(177)	167	(205)	(448)	(166)	(1,482)

Income (loss) before taxes	9,945	20,025	(75,203)	(68,565)	(1,867)	21,793
Provision (credit) for taxes	2,557	5,337	(29,310)	(39,471)	9,226	5,784

Net income (loss)	$7,388	$14,688	$(45,893)	$(29,094)	$(11,093)	$16,009

Weighted average units outstanding - diluted	55,195	55,603	55,161	55,407	55,111	56,125

Per limited partner unit:
Net income (loss) - diluted	$0.13	$0.26	$(0.83)	$(0.53)	$(0.20)	$0.29
Cash distributions paid	$0.250	$0.480	$0.730	$0.955	$1.690	$1.905

Balance Sheet Data:
Total assets	$2,295,215	$2,529,641
Total debt	1,806,846	1,837,914
Total partners' equity	45,461	212,974

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2009 Second Quarter Results

August 4, 2009

Cedar Fair Entertainment Company

RECONCILIATION TO ADJUSTED EBITDA

SECOND QUARTER

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(In thousands)	6/28/09	6/29/08	6/28/09	6/29/08	6/28/09	6/29/08
Net income (loss)	$7,388	$14,688	$(45,893)	$(29,094)	$(11,093)	$16,009
Interest expense	30,909	34,262	59,811	67,063	122,309	142,864
Provision (credit) for taxes	2,557	5,337	(29,310)	(39,471)	9,226	5,784
Depreciation and amortization	42,977	44,089	47,191	50,272	122,757	130,924
Loss on impairment of goodwill and other intangibles	—	—	—	—	86,988	—
Loss on impairment / retirement of fixed assets, net	—	3,265	30	3,265	5,190	58,163
Equity-based compensation	296	328	459	458	717	671
Other (income) expense	(177)	167	(205)	(448)	(166)	(1,482)

Adjusted EBITDA (a)	$83,950	$102,136	$32,083	$52,045	$335,928	$352,933

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash $ 328.00 costs. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This press release and prior releases are available on the Cedar Fair website at www.cedarfair.com.